LML Reports Results for the Fourth Quarter and the Fiscal Year Ended March 31, 2006

VANCOUVER, BC -- 06/13/2006 -- LML PAYMENT SYSTEMS INC. (the "Corporation") (NASDAQ: LMLP) reports results for the fiscal year and fourth quarter ended March 31, 2006. Revenue for fiscal 2006 was approximately $5.5 million compared to approximately $6.7 million for the previous year. Revenue for the fourth quarter fiscal 2006 and 2005 was approximately $1.5 million for both periods.

Cost of operations was approximately $4.6 million or approximately 83.6% of revenue for fiscal 2006 compared to approximately $5.3 million or approximately 79.1% of revenue for the previous year. Cost of operations for the fourth quarter fiscal 2006 was approximately $1.2 million, or approximately 80.0% of revenue, compared to approximately $1.1 million, or approximately 73.3% of revenue, for the fourth quarter fiscal 2005.

Sales, general and administrative expenses ("SG&A") for fiscal 2006 was approximately $4.8 million compared to approximately $4.0 million for the previous year, an increase of approximately $800,000. The increase in SG&A was primarily attributable to an increase in legal fees of approximately $1.3 million for fiscal 2006 compared to fiscal 2005 associated with the patent infringement suit we filed during fiscal year 2005. The increase in SG&A was partially offset by a decrease in stock-based compensation expense of approximately $600,000 from approximately $1.5 million for fiscal year 2005 to approximately $904,000 for fiscal year 2006. SG&A for the fourth quarter fiscal 2006 was approximately $793,000 compared to approximately $993,000 for the fourth quarter fiscal 2005.

Net loss for fiscal 2006 was approximately $4.6 million or approximately $0.23 per share compared to a net loss of approximately $4.2 million or approximately $0.21 per share for the previous year. We had a net loss of approximately $505,000, or approximately $0.03 per share, for the fourth quarter fiscal 2006 compared to a net loss of approximately $984,000 or approximately $0.05 for the fourth quarter fiscal 2005.

We had a decrease of approximately $3.1 million in working capital from approximately $6.1 million as of March 31, 2005 to approximately $3.0 million as of March 31, 2006. Cash flows used in operating activities of continuing operations increased by approximately $1.6 million, from approximately $778,000 for fiscal 2005 to approximately $2.4 million for fiscal 2006. This increase was primarily the result of an increase in SG&A of approximately $1.3 million (exclusive of the decrease in non-cash stock-based compensation of approximately $596,000). Our cash and cash equivalents position decreased by approximately $2.4 million, from approximately $6.1 million as of March 31, 2005 to approximately $3.7 million as of March 31, 2006.

Subsequent to the Fiscal Year End

"Subsequent to the fiscal year end, we reached settlement and license agreements with Telecheck Services Inc., Telecheck International Inc. and First Data Corp., Electronic Clearing House Inc. and its wholly owned subsidiary XPressChex Inc. and Nova Information Systems Inc. with respect to litigation filed in Delaware in 2004. These new licensees join our other valued licensees, including ACH Direct Inc., Select Payment Processing Inc. and Verus Financial Management, Inc. These licenses all involve retail point-of-sale transactions, sometimes referred to as POP transactions," said Patrick H. Gaines, President and Chief Executive Officer of LML Payment Systems Inc. "We now estimate that we have over 80% of the POP market under license. Most of our license agreements consist of provisions for past transactions and future running royalties for future transactions. In some instances, we have provided licenses on a fully paid-up basis where we typically receive one payment and that payment has traditionally been based upon the number of transactions performed up to the date of the license grant and our estimation of the future number of transactions we believe the licensee will conduct over the lifetime of our patents. Last year, there were an estimated 168 million POP transactions conducted at the retail point-of-sale. We believe that the adoption rate of POP by retailers has been lower than our original estimates, last year growing at an estimated 4 percent overall. As part of the license arrangements procured from the Delaware litigation we received $16,000,000."

Fiscal Year 2007

Commenting on fiscal year 2007, Gaines stated, "Transactions amounts in other fields of check electronification such as the remittance/lockbox market and check transactions authorized over the Internet (known as ARC and WEB respectively) have grown to 1.6 billion and 1.0 billion transactions respectively in 2005, for respective growth rates of 71% and 41% over the prior year. We expect a growth trend to continue in these fields. We plan to continue to develop the profitability of our intellectual property through the provision of licenses to our technology in exchange for royalty fees that are typically calculated on a per transaction basis."

Gaines added, "Partially in response to the lower than expected adoption rate of POP transactions by retailers, new interim rules have recently been approved by NACHA regarding a new transaction type known as back office conversion, or BOC, which is designed to allow retailers to employ many of the processes used in ARC transactions within a retail environment. We have plans to develop BOC products and services and expect to release these products during the current fiscal year."

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

Patrick H. Gaines
President and CEO
(604) 689-4440

Investor Relations
(800) 888-2260